UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

January 13, 2017
Date of Report (Date of earliest event reported)

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THE RUBICON PROJECT, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-36384	20-8881738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12181 Bluff Creek Drive, 4th Floor
Los Angeles, CA 90094
(Address of principal executive offices, including zip code)

(310) 207-0272
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
In connection with the decision by the Company to focus on its core capabilities, which led to the workforce reduction announced on November 2, 2016, the Company has determined that it will cease providing intent marketing services and will close its Toronto, Canada office. The intent marketing solution, which generated approximately $41 million in GAAP revenue and $19 million in non-GAAP net revenue in fiscal 2016, was not contributing significantly to revenue and did not justify the associated costs. These actions will enable the Company to increase focus on growth areas, such as mobile, video, orders, header bidding, and the recently announced consumer initiative.
On January 13, 2017, the Company entered into an agreement with IgnitionOne, Inc. to refer existing Company intent marketing clients and certain employees who serviced those clients to IgnitionOne in exchange for a share of revenues generated from these customers for a two-year period. On January 18, 2017, all remaining employees who worked on the Company’s intent marketing solution and employees impacted by the Toronto office closing were notified that their roles were being eliminated.
The Company expects to complete this action in the first quarter of 2017 and to incur non-cash pre-tax charges consisting primarily of an impairment of intangible assets in the range of $8 million to $11 million relating to the Company's customer relationships. In addition, the Company will incur approximately $0.5 million in cash expenditures for one-time employee-termination benefits.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE RUBICON PROJECT, INC.

Date:	January 18, 2017	By:	/s/ David Day
David Day
Chief Financial Officer and Chief Accounting Officer